Exhibit 99.1

For Immediate Release
Wednesday, January 23, 2008
Press Release

FNB CORPORATION ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS

CHRISTIANSBURG, Virginia – William P. Heath, Jr., President and Chief Executive Officer of FNB Corporation (NASDAQ: FNBP), today reported net income of $14.2 million for the year ended December 31, 2007, down $3.7 million or 20.5% from $17.9 million for the year ended December 31, 2006.  Basic and diluted earnings per share for the 2007 fiscal year were $1.93 and $1.91, respectively, down from $2.44 and $2.41 per share, respectively, for the year ended December 31, 2006.

Return on average shareholders’ equity decreased to 7.98% for the year ended December 31, 2007, from 10.81% for the year ended December 31, 2006.  Return on average tangible shareholders’ equity, a non-GAAP financial measure1that adjusts the return and average shareholders’ equity for the impact of core deposit intangibles and goodwill, decreased to 11.28% for the year ended December 31, 2007, from 15.82% for the year ended December 31, 2006.

Net income for the quarter ended December 31, 2007 was $2.4 million, or $0.33 per diluted share, down $1.8 million or 42.0% from $4.2 million or $0.56 per diluted share for the quarter ended December 31, 2006.

Return on average shareholders’ equity decreased to 5.31% for the three months ended December 31, 2007, from 9.83% for the three months ended December 31, 2006.  Return on average tangible shareholders’ equity, a non-GAAP financial measure1that adjusts the return and average shareholders’ equity for the impact of core deposit intangibles and goodwill, decreased to 7.64% for the three months ended December 31, 2007, from 14.18% for the three months ended December 31, 2006.

“During the latter part of 2007, increased levels of nonperforming assets and loan write-downs led to an increased provision for loan losses,” stated Heath.  “The prolonged downturn in the housing market has negatively impacted a few projects in our real estate acquisition and development portfolio.  Nevertheless, we believe our reserves at year end for the estimated losses inherent in our portfolio to be adequate given the economic climate.  FNB maintains capital levels in excess of regulatory requirements and we have an experienced team proactively working with our clients to manage nonperforming relationships to achieve the best possible outcomes.  We are also excited about the pending merger with Virginia Financial Group, Inc. and the value we believe this transaction will create for the shareholders of both companies,” concluded Heath.

Gregory W. Feldmann, President and CEO of First National Bank added, “In 2007 we continued to increase franchise value by re-opening two renovated locations, opening a new branch near Tanglewood Mall in Southwest Roanoke County, and preparing a new branch in Floyd, Virginiafor opening in the Spring of 2008.  Core deposits grew in excess of $14 million and our commercial and retail divisions will continue to deepen client relationships as we forge ahead in 2008.”

Details of FNB Corporation’s financial performance for the quarter and twelve months ended December 31, 2007 follow:

▪	Net Interest Income

For the year ended December 31, 2007, net interest income decreased by 1.4% to $53.8 million compared to $54.5 million for the year ended December 31, 2006.  The net interest margin for the year ended December 31, 2007 was 3.85%, down from 3.96% for the year ended December 31, 2006.

For the quarter ended December 31, 2007, net interest income declined $553 thousand or 4.0% to $13.3 million compared to the same period in 2006.  The net interest margin for the quarter ended December 31, 2007 was 3.83%, compared to 3.78% for the preceding quarter and 3.98% for the same quarter in 2006.  Lower funding costs led to an improved net interest margin on a sequential quarter basis.  Increased levels of nonperforming assets and higher funding costs resulted in margin compression on a year-over-year basis.

▪	Noninterest Income

Noninterest income for the year ended December 31, 2007 decreased $986 thousand or 6.5% to $14.2 million, from $15.2 million for the year ended December 31, 2006.  The decrease in noninterest income was primarily attributable to a reduction in loan origination fees related to the softening of the real estate housing markets and lower service charge income on deposit accounts partially offset by an increase in merchant processing income.

Noninterest income for the quarter ended December 31, 2007 increased $80 thousand or 2.2% to $3.7 million, from $3.6 million for the same period in 2006.

▪	Noninterest Expense

Noninterest expense increased $1.6 million or 3.9% to $42.5 million for the year ended December 31, 2007, up from $40.9 million for the year ended December 31, 2006. Contributing to the higher operating expenses were $1.2 million in costs related to the pending merger with Virginia Financial Group, Inc.  Personnel costs also increased as the Company added additional lenders and credit support staff to accommodate growth and improved customer service.  Retail expansion coupled with enhanced technology platforms implemented during 2007 resulted in higher costs attributable to occupancy and equipment.

Noninterest expense increased $762 thousand for the quarter ended December 31, 2007 to $11.4 million, up 10.5% from $10.4 on a sequential quarter basis and 7.1% from $10.7 million for the same period in 2006.  Higher noninterest expenses were attributable to the aforementioned merger related charges partially offset by declines in personnel costs for the quarter.

▪	Deposit Balances

Total deposits declined 0.3% to $1.3 billion at December 31, 2007.  Core deposits, which represent all demand deposit and savings accounts increased $14.3 million or 2.4% to $620.7 million at December 31, 2007.  Certificates of deposit balances declined $18.2 million or 2.8% to $638.4 million at December 31, 2007.

▪	Loan Portfolio

The loan portfolio decreased 5.2% or $60.6 million to $1.1 billion at December 31, 2007.  Consumer loan balances, which include continued runoff of the indirect lending portfolio of $25.2 million resulting from management’s decision to exit this line of business, declined $27.4 million in 2007.  Real estate mortgage balances declined $25.8 million reflecting the current market conditions as originations were outpaced by prepayment activity.  The Company continues to experience runoff in mortgage loan balances as customers refinance variable rate mortgages.

▪	Asset Quality

The provision for loan losses for the year ended December 31, 2007 was $4.2 million, which represents an increase of $2.5 million or 144.0% when compared to the year ended December 31, 2006.  Net loan charge-offs totaled $6.3 million for the year ended December 31, 2007 compared to $2.2 million for the year ended December 31, 2006.  The increase in net loan charge-offs, among other factors, led to the significant increase in the required provision for loan losses.

Nonperforming assets, which consist of loans past due 90 days or more on which interest is still accruing, nonaccrual loans, and other real estate owned increased $11.8 million, from $6.1 million at December 31, 2006 to $17.9 million at December 31, 2007.  Expressed as a percentage of loans and other real estate owned these balances increased from 0.52% at December 31, 2006 to 1.61% at December 31, 2007.  The Company moved two real estate development loan relationships to nonaccrual during the second half of 2007 which totaled $11.3 million.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.5 billion in assets.  Through the activities of its affiliate, First National Bank, FNB Corporation operates 27 full-service branches and 2 loan production offices.  Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.                                                                                                   William B. Littreal
President/CEO                                                                                                 Executive Vice President/CFO
(540) 382-6041                                                                                                  (540) 381-6758

1Non-GAAP Financial Measures

This press release, including the attached selected unaudited financial tables that are a part of this release, contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”).  These "non-GAAP" financial measures are "cash basis operating earnings" (cash basis earnings per share), "return on average tangible assets," and "return on average tangible shareholders’ equity."  FNB's management uses these non-GAAP measures in its analysis of FNB’s performance.  We believe these measures are important when measuring the Company's performance exclusive of the effects of goodwill and other intangibles recorded in previous acquisitions, and these measures are used by many investors as part of their analysis of FNB.

Cash basis operating earnings is defined as net income plus amortization expense (net of tax) applicable to intangible assets.  Cash basis earnings per basic and diluted share is defined as cash basis operating earnings divided by weighted average basic and diluted common shares outstanding for the period.  FNB’s management includes cash basis operating earnings measures to compare the company's earnings exclusive of non-cash amortization expense and because it is a measure used by many investors as part of their analysis of FNB’s performance.

Return on average tangible assets is defined as earnings for the period (annualized for the quarterly period) divided by average assets reduced by average goodwill and other intangible assets.  Return on average tangible shareholders’ equity is defined as earnings for the period (annualized for the quarterly period) divided by average shareholders’ equity reduced by average goodwill and other intangible assets.

These disclosures should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.  Refer to the "Alternative Performance Measures" in the attached unaudited financial tables for a more detailed analysis of these non-GAAP performance measures and the most directly comparable GAAP measures.

Pending Merger of Equals with Virginia Financial Group, Inc.

As previously announced, FNB and VFG have entered an agreement and plan of reorganization pursuant to which the two companies will combine in a merger of equals transaction, to create the largest independent bank holding company headquartered in Virginia.  The merger has received approval from the Federal Reserve Board and Virginia State Corporation Commission.  FNB and VFG have each scheduled special meetings on February 12, 2008 for shareholders of FNB and VFG to approve the merger.  In the meantime, merger integration teams from FNB and VFG are making significant progress toward the combination and integration of the two companies. The companies expect the merger to be completed during the first quarter of 2008.

Additional Information About The Merger and Where to Find It

In connection with the proposed merger, VFG filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that was declared effective by the SEC on December 28, 2007.  The registration statement includes a joint proxy statement/prospectus, which was first mailed to shareholders of VFG and FNB on or about January 3, 2008.

We urge investors and other shareholders to read the joint proxy statement/prospectus and any other relevant documents filed by either party with the SEC because they contain important information about the companies and the proposed transaction.

Investors and shareholders may obtain the joint proxy statement/prospectus and other documents filed with the SEC by FNB and VFG free of charge through the website maintained by the SEC at http://www.sec.gov.  Free copies of these documents also may be obtained by directing a request to FNB Corporation, 105 Arbor Drive, P.O. Box 600, Christiansburg, Virginia 24068, Attention: Investor Relations (telephone: (540) 382-6042) or by accessing FNB’s website at http://www.fnbonline.com under “Investor Relations/SEC Filings.”

The information on FNB’s website is not, and shall not be deemed to be, a part of this release or incorporated into other filings FNB makes with the SEC.

VFG and FNB and their directors, certain of their executive officers, and the members of FNB Shareholders for Progress are participants in the solicitation of proxies from the shareholders of VFG and/or FNB, respectively, in connection with the merger.  Information about the directors and executive officers of VFG is contained in the proxy statement for VFG’s 2007 annual meeting of shareholders filed with the SEC on March 28, 2007.  Information about the directors and executive officers of FNB is contained in the proxy statement for FNB’s 2007 annual meeting of shareholders filed with the SEC on March 30, 2007.  Information about the members of FNB Shareholders for Progress is contained in Annex F to the joint proxy statement/prospectus.  Additional information regarding these participants in the proxy solicitation and their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements are subject to certain factors that may cause FNB’s results to vary from those expected.  Forward-looking statements may include, but are not limited to, discussions concerning the following:

▪	Projections of revenues, expenses, income, income per share, net interest margins, asset growth, loan production, asset quality, deposit growth, and other performance measures;
▪	Ability to successfully complete the merger or other transactions and the impact of any such transaction on FNB’s performance and operations;
▪	Expansion of operations, including branch openings, entrance into new markets, development of products and services, and execution of strategic initiatives; and
▪	The outlook of the economy, competition, regulation, taxation, FNB strategies, subsidiaries, investment risk and policies.

Actual results or performance could differ from those implied or contemplated by these forward-looking statements.  Forward-looking statements are subject to certain risks and uncertainties, including, among others: the businesses of VFG and/or FNB may not be integrated successfully or such integration may be more difficult, time-consuming or more costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; obtaining required shareholder approvals, and completing the merger on the expected timeframe may be more difficult, time-consuming or costly than expected or may not occur at all; general business, economic, and market conditions; fiscal and monetary policies; war and terrorism; natural disasters; changes in interest rates, deposit flows, loan demand, and real estate values; deterioration in credit quality and/or a reduced demand for credit; competition with other providers of financial products and services; the issuance or redemption of additional FNB equity or debt; volatility in the market price of FNB’s common stock; changes in accounting principles, policies, or guidelines; changes in laws or regulation; reliance on other companies for products and services; operational or systems risks; other economic, competitive, servicing capacity, governmental, regulatory, and technological factors affecting FNB’s operations, pricing, products, and delivery of services; and other risk factors detailed from time to time in filings made by FNB with the SEC.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  FNB does not undertake, and specifically disclaims any obligation, to publicly update or revise any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements.

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

	2007	2006	Change	% Change
Quarter Ended December 31
Net income	$2,438	$4,200	(1,762)	(42.0)
Net interest income	13,266	13,819	(553)	(4.0)
Net interest income (FTE)(1)	13,400	13,876	(476)	(3.4)
Securities gains (losses), net	-	2	(2)	NM
Noninterest income	3,659	3,579	80	2.2
Noninterest expense	11,432	10,670	762	7.1
Provision for loan losses	1,938	396	1,542	389.4

Per Share Data
EPS basic	$0.33	$0.57	(0.24)	(42.1)
EPS fully diluted	0.33	0.56	(0.23)	(41.1)
Dividends declared	0.21	0.21	-	-
Book value	24.86	23.60	1.26	5.3
Weighted average shares outstanding basic	7,374	7,347	27	0.4
Weighted average shares outstanding fully diluted	7,429	7,444	(15)	(0.2)
Shares outstanding quarter end (net of unearned)	7,375	7,349	26	0.4

Financial Ratios
Return on average assets	0.64%	1.10%
Return on average shareholders’ equity	5.31	9.83
Net interest margin (1)	3.83	3.98
Equity to assets	12.18	11.42
Allowance for loan losses to loans, net of unearned income	1.07	1.19

Selected Balances at December 31
Total assets	$1,505,989	$1,518,715	(12,726)	(0.8)
Loans, net of unearned income	1,109,467	1,170,073	(60,606)	(5.2)
Allowance for loan losses	11,886	13,920	(2,034)	(14.6)
Securities	229,055	189,479	39,576	20.9
Deposits	1,259,035	1,262,982	(3,947)	(0.3)
Other interest-bearing funds	56,048	75,051	(19,003)	(25.3)
Shareholders’ equity	183,368	173,417	9,951	5.7

Twelve Months Ended December 31
Net income	$14,236	$17,912	(3,676)	(20.5)
Net interest income	53,771	54,508	(737)	(1.4)
Net interest income (FTE)(1)	54,121	54,736	(615)	(1.1)
Noninterest income	14,208	15,194	(986)	(6.5)
Noninterest expense	42,534	40,925	1,609	3.9
EPS basic	1.93	2.44	(0.51)	(20.9)
EPS fully diluted	1.91	2.41	(0.50)	(20.7)
Dividends declared	0.84	0.82	0.02	2.4
Weighted average shares outstanding basic	7,365	7,335	30	0.4
Weighted average shares outstanding fully diluted	7,438	7,419	19	0.3
Return on average assets	0.93%	1.19%	(0.26)	NM
Return on average shareholders’ equity	7.98	10.81	(2.83)	NM
Net interest margin (1)	3.85	3.96	(0.11)	NM

Asset Quality
	2007	% of Loans & ORE	2006	% of Loans & ORE
Nonperforming Assets
Nonaccrual loans	$15,258	1.37	$5,074	0.43
Other real estate	1,572	0.14	637	0.06
Loans past due 90 days or more	1,110	0.10	362	0.03
Total nonperforming assets	$17,940	1.61	$6,073	0.52

Net charge off ratio	0.55%		0.19%

(1) Fully taxable equivalent
NM – Not meaningful

FNB CORPORATION AND SUBSIDIARIES
(in thousands, except percent and per share data)

	2007	2006	Change	% Change
Alternative Performance Measures for Quarter Ended December 31 (2)
Net income	$2,438	$4,200	(1,762)	(42.0)
Plus amortization of core deposit intangibles	146	173	(27)	(15.6)
Equals cash basis operating earnings (2)	2,584	4,373	(1,789)	(40.9)
QTD average assets	1,511,764	1,523,567	(11,803)	(0.8)
Less QTD intangible assets	46,690	47,613	(923)	(1.9)
Equals QTD average tangible assets (2)	1,465,074	1,475,954	(10,880)	(0.7)
QTD average equity	181,895	170,943	10,952	6.4
Less intangible assets equals QTD average tangible equity (2)	135,205	123,330	11,875	9.6
Cash basis EPS basic (2)	0.35	0.60	(0.25)	(41.7)
Cash basis EPS fully diluted (2)	0.35	0.59	(0.24)	(40.7)
Return on average tangible assets (2)	0.71%	1.19%	(0.48)	(40.3)
Return on average tangible equity (2)	7.64	14.18	(6.54)	(46.1)

Alternative Performance Measures for Twelve Months Ended December 31 (2)
Net income	$14,236	$17,912	(3,676)	(20.5)
Plus amortization of core deposit intangibles	585	691	(106)	(15.3)
Equals cash basis operating earnings (2)	14,821	18,603	(3,782)	(20.3)
YTD average assets	1,525,358	1,504,865	20,493	1.4
Less YTD intangible assets	47,026	48,008	(982)	(2.0)
Equals YTD average tangible assets (2)	1,478,332	1,456,857	21,475	1.5
YTD average equity	178,364	165,622	12,742	7.7
Less intangible assets equals YTD average tangible equity (2)	131,338	117,614	13,724	11.7
Cash basis EPS basic (2)	2.01	2.54	(0.53)	(20.9)
Cash basis EPS fully diluted (2)	1.99	2.51	(0.52)	(20.7)
Return on average tangible assets (2)	1.00%	1.28%	(0.28)	(21.9)
Return on average tangible equity (2)	11.28	15.82	(4.54)	(28.7)

(1)	Fully taxable equivalent
NM –  Not meaning

(2)
As a supplement to Generally Accepted Accounting Principles (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core businesses.  Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital.  Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because they allow investors to see clearly the combined economic results of FNB Corporation without material non-recurring items and non-operating adjustments stemming from the consolidation of our organization.  These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.